Exhibit 99.1

Contacts: Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

FOURTH QUARTER 2021 FINANCIAL RESULTS

CONROE, TX – January 26, 2022 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit,” the “Company,” “we,” “our,” or “us”), reported net income of $9.1 million in the fourth quarter of 2021, representing diluted earnings per share of $0.51, compared to net income of $12.5 million in the fourth quarter of 2020, representing diluted earnings per share of $0.72. During the fourth quarter of 2020, net income was impacted by $3.7 million in gain on sale of Main Street Lending loans and $4.5 million in net accretion of deferred origination fees on Paycheck Protection Program (“PPP”) loans forgiven by the U.S. Small Business Administration (“SBA”), compared to the fourth quarter of 2021 which only had $1.5 million in net accretion of deferred origination fees on PPP loans. Additionally, the fourth quarter of 2021 contained $800 thousand of expenses related to the proposed merger with Simmons First Financial Corporation (“Simmons”) and $412 thousand of expenses related to normal bonus payments that will be accelerated to the proposed acquisition close date.

Fourth Quarter 2021 Financial and Operational Highlights

•

On November 19, 2021, Spirit announced its intention to merge with Simmons with expectations to close the transaction during the second quarter of 2022, subject to the receipt of Spirit shareholder approval, regulatory approvals and waivers and other customary closing conditions.

•	Excluding the impact of PPP loan forgiveness by the SBA during the period, loans held for investment increased 24.3% annualized for the three months ended December 31, 2021.

•	Net interest margin for the fourth quarter of 2021 as reported and on a tax equivalent basis(1) was 3.87% and 3.89%, respectively.

•	At December 31, 2021, return on average assets was 1.13% on an annualized basis.

•	Book value per share increased to $22.79 and tangible book value per share(1) increased to $18.02 at December 31, 2021, compared to $22.49 and $17.67, respectively, at September 30, 2021.

•	Total stockholders’ equity to total assets was 12.06% and tangible stockholders’ equity to tangible assets(1) was 9.78% at December 31, 2021.

•	Capital ratios remained strong with Common Equity Tier 1 ratio at the Company and the Bank of 10.64% and 10.65%, respectively, at December 31, 2021.

“As we continue to work toward the upcoming completion of the proposed merger with Simmons, I am pleased to report another exceptional quarter of financial and operational success.” Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated. “While we have enjoyed seeing the return of loan demand over the past few quarters in the form of a larger loan pipeline, the fourth quarter of 2021 saw an impressive move in volume from the pipeline to closed and funded loans. We are also excited to see SBA loan sales during the quarter which translated into $811 thousand in gain on sale of loans during the fourth quarter of 2021. Both robust loan demand and the return of higher non-interest revenue streams represent great opening acts to the start of our anticipated next chapter merging with Simmons.

“I am exceptionally proud of what our team has been able to accomplish over the past twelve years and I’m excited to see what heights we can reach partnering with a best-in-class regional bank,” Mr. Bass concluded.

Loan Portfolio and Composition

During the fourth quarter of 2021, gross loans increased to $2.32 billion as of December 31, 2021, an increase of 3.08% from $2.25 billion as of September 30, 2021, and a decrease of 2.78% from $2.39 billion as of December 31, 2020. PPP loan forgiveness, which has been the primary cause of the overall decrease in loans year over year, will not significantly impact loan growth going forward as only 237 PPP loans remain outstanding with a total recorded investment of $43.9 million as of December 31, 2021. Excluding the effect of PPP loan forgiveness, the loan portfolio as of December 31, 2021 increased by $131.6 million, or 24.3% annualized from September 30, 2021. Despite a large volume of loans moving from the pipeline to closed loans, the remaining pipeline is well over $1.0 billion and represents an exciting opportunity to fund additional projects in the coming quarters.

Asset Quality

Asset quality is strong with loans continuing to migrate into lower risk ratings during the fourth quarter of 2021 and with non-performing loans declining $855 thousand or 13.9% from the third quarter of 2021. We perceive the sentiment in the Texas economy to be optimistic despite continued labor and supply shortages and higher inflation that may persist longer than previously expected. The provision for loan losses recorded for the fourth quarter of 2021 was $970 thousand, which served to increase the allowance to $16.4 million, or 0.71% of the $2.32 billion in gross loans outstanding as of December 31, 2021. Provision expense for the fourth quarter of 2021 related primarily to the provisioning of new loans.

As of December 31, 2021, the nonperforming loans to loans held for investment ratio remains low at 0.22%, a decrease from 0.28% at September 30, 2021, and a decrease from 0.36% as of December 31, 2020. Annualized net charge-offs were 15 basis points for the fourth quarter of 2021 compared to 10 basis points for the third quarter of 2021.

Deposits and Borrowings

Deposits totaled $2.78 billion as of December 31, 2021, an increase of 4.2% from $2.67 billion as of September 30, 2021, and an increase of 13.2% from $2.46 billion as of December 31, 2020. Noninterest-bearing demand deposits increased $36.1 million, or 4.70%, from September 30, 2021, and increased $76.0 million, or 10.5%, from December 31, 2020. Noninterest-bearing demand deposits represented 28.9% of total deposits as of December 31, 2021, up from 28.7% of total deposits as of September 30, 2021, and down from 29.6% of total deposits as of December 31, 2020. Interest-bearing deposits, including money market and savings as of December 31, 2021 increased $96.6 million, or 29.1% annualized from September 30, 2021, primarily due to success in retaining and growing client relationships from COVID-19 related assistance programs. Growth in interest-bearing deposits was slightly offset by a decrease in time deposits of $20.9 million, or 3.6%, from September 30, 2021. The average cost of deposits was 0.22% for the fourth quarter of 2021, representing a 3 basis point decrease from the third quarter of 2021 and a 21 basis point decrease from the fourth quarter of 2020.

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Borrowings decreased by $4.3 million during the fourth quarter of 2021 to $74.9 million, due primarily to the repayment of maturing Federal Home Loan Bank (“FHLB”) advances. At December 31, 2021, we did not have any remaining borrowings under the Paycheck Protection Program Liquidity Facility with the Board of Governors of the Federal Reserve System (“PPPLF”). Borrowings totaled 2.3% of total assets at December 31, 2021, compared to 2.5% at September 30, 2021 and 8.2% at December 31, 2020.

Net Interest Margin and Net Interest Income

The net interest margin for the fourth quarter of 2021 was 3.87%, a decrease of 5 basis points from the third quarter of 2021 and a decrease of 49 basis points from the fourth quarter of 2020. The tax equivalent net interest margin(1) for the fourth quarter of 2021 was 3.89%, a decrease of 11 basis points from the third quarter of 2021 and a decrease of 55 basis points from the fourth quarter of 2020. The decline in net interest margin is primarily due to the increase in average cash balances. Approximately $979 thousand of net deferred SBA fees related to PPP loans remain unamortized at December 31, 2021. The yield on loans for the fourth quarter of 2021 was 5.08% compared to 5.09% at September 30, 2021 and 5.42% at December 21, 2020.

Net interest income totaled $28.5 million for the fourth quarter of 2021, an increase of 1.3% from $28.1 million for the third quarter of 2021 and a decrease of 4.7% from $29.9 million for the fourth quarter of 2020. Interest income totaled $30.8 million for the fourth and third quarters of 2021, compared to $33.7 million for the fourth quarter of 2020. Interest and fees on loans increased $218 thousand, or 0.75%, compared to the third quarter of 2021, and decreased by $3.5 million, or 10.8%, from the fourth quarter of 2020. Interest expense was $2.4 million for the fourth quarter of 2021, a decrease of 10.8% from $2.7 million for the third quarter of 2021 and a decrease of 38.1% from $3.8 million for the fourth quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income totaled $4.3 million for the fourth quarter of 2021, compared to $3.3 million for the third quarter of 2021 and $8.8 million for the fourth quarter of 2020. This increase from the third quarter of 2021 was primarily driven by higher SBA loan servicing fees and a gain on sale of loans.

Noninterest expense totaled $20.3 million in the fourth quarter of 2021, an increase of 12.6 % from $18.0 million in the third quarter of 2021, which was primarily due to increases in salaries and benefits expense and professional services. The increase in salaries and benefits expense for the quarter was due to $412 thousand of normal bonus payments that will be accelerated to the close date of the proposed merger with Simmons.

The efficiency ratio was 61.9% in the fourth quarter of 2021, compared to 57.5% in the third quarter of 2021, and 47.7% in the fourth quarter of 2020. The fourth quarter of 2021 efficiency ratio was negatively impacted during the quarter by the aforementioned additional salaries and benefits expense.

(1)

Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, Tangible Stockholders’ Equity to Tangible Assets Ratio and certain PPP-related figures are all non-GAAP measures. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. Furthermore, Spirit believes that the PPP-related figures are important to investors due to the anticipated short-term nature of the PPP loans and the expected forgiveness in the coming quarters. The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures discussed in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

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Conference Call

Spirit of Texas Bancshares, Inc. has scheduled a conference call to discuss its fourth quarter 2021 financial results, which will be broadcast live over the Internet, on Thursday, January 27, 2022 at 11:00 a.m., Eastern Time / 10:00 a.m., Central Time. To participate in the call, dial 201-389-0867 and ask for the “Spirit of Texas” call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through February 3, 2022, and may be accessed by dialing 201-612-7415 and using pass code 13725940#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank SSB (the “Bank”), provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. The Bank has 35 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio-New Braunfels, Corpus Christi, Austin and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) disruption from the proposed merger with Simmons; (ii) the risk that the proposed merger with Simmons may not be completed in a timely manner or at all; (iii) the occurrence of any event, change, or other circumstances that could give rise to the termination of the proposed merger with Simmons, including under circumstances that would require Spirit to pay a termination fee; (iv) the failure to obtain necessary shareholder or regulatory approvals for the proposed merger with Simmons; (v) the ability to successfully integrate the combined business; (vi) the possibility that the amount of the costs, fees, expenses, and charges related to the proposed merger with

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Simmons may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities; (vii) the failure of the conditions to the proposed merger with Simmons to be satisfied; (viii) reputational risk and the reaction of the parties’ customers to the proposed merger with Simmons; (xi) the risk of potential litigation or regulatory action related to the proposed merger with Simmons; (x) changes in general business, industry or economic conditions, or competition; (xi) the impact of the ongoing COVID-19 pandemic (or any current or future variant thereof) on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the CARES Act and the programs established thereunder, and the Bank’s participation in such programs, (xii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (xiii) adverse changes or conditions in capital and financial markets; (xiv) changes in interest rates; (xv) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (xvi) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (xvii) changes in the quality or composition of our loan and investment portfolios; (xviii) adequacy of loan loss reserves; (xix) increased competition; (xx) loss of certain key officers; (xxi) continued relationships with major customers; (xxii) deposit attrition; (xxiii) rapidly changing technology; (xxiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xxv) changes in the cost of funds, demand for loan products, or demand for financial services; (xxvi) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xxvii) our success at managing the foregoing items. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2021, and our other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those contemplated, expressed in or implied by the particular forward-looking statement due to additional risks and uncertainties of which the Company is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, we can give no assurance that the results contemplated in the forward-looking statements will be realized and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

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SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$29,158	$28,940	$30,995	$29,829	$32,682
Interest and dividends on investment securities	1,600	1,766	1,641	1,115	914
Other interest income	85	52	118	225	101

Total interest income	30,843	30,758	32,754	31,169	33,697

Interest expense:
Interest on deposits	1,520	1,798	2,081	2,327	2,726
Interest on FHLB advances and other borrowings	849	858	972	1,003	1,099

Total interest expense	2,369	2,656	3,053	3,330	3,825

Net interest income	28,474	28,102	29,701	27,839	29,872
Provision for loan losses	970	306	1,349	1,086	4,417

Net interest income after provision for loan losses	27,504	27,796	28,352	26,753	25,455

Noninterest income:
Service charges and fees	1,679	1,612	1,539	1,434	1,554
SBA loan servicing fees, net	543	165	203	324	307
Mortgage referral fees	358	337	384	274	347
Swap referral fees	344	400	127	430	614
Gain on sales of loans, net	812	—	—	254	4,026
Gain (loss) on sales of investment securities	—	—	—	5	—
Swap fees	482	687	1,411	121	1,746
Other noninterest income	91	84	194	(223)	186

Total noninterest income	4,309	3,285	3,858	2,619	8,780

Noninterest expense:
Salaries and employee benefits	11,843	11,022	9,603	9,220	10,656
Occupancy and equipment expenses	2,493	2,360	2,354	2,662	2,749
Professional services	1,442	570	457	524	521
Data processing and network	1,007	910	931	1,229	1,379
Regulatory assessments and insurance	434	449	483	535	549
Amortization of intangibles	734	755	755	823	879
Advertising	139	103	47	78	74
Marketing	90	56	70	93	60
Telephone expense	552	600	599	499	560
Conversion expense	—	—	—	—	16
Other operating expenses	1,566	1,207	1,486	971	984

Total noninterest expense	20,300	18,032	16,785	16,634	18,427

Income before income tax expense	11,513	13,049	15,425	12,738	15,808
Income tax expense	2,413	2,593	3,015	2,652	3,353

Net income	$9,100	$10,456	$12,410	$10,086	$12,455

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands)
Assets:
Cash and due from banks	$87,176	$74,258	$57,651	$28,879	$31,396
Interest-bearing deposits in other banks	218,612	161,073	82,448	40,687	231,638

Total cash and cash equivalents	305,788	235,331	140,099	69,566	263,034

Time deposits in other banks	—	—	—	—	—
Investment securities:
Available for sale securities, at fair value	400,748	421,311	434,223	442,576	212,420
Equity investments, at fair value	23,665	23,830	23,877	23,741	24,000

Total investment securities	424,413	445,141	458,100	466,317	236,420

Loans held for sale	3,472	6,196	3,220	1,192	1,470
Loans:
Loans held for investment	2,322,101	2,252,734	2,272,089	2,430,594	2,388,532
Less: allowance for loan and lease losses	(16,395)	(16,268)	(16,527)	(16,314)	(16,026)

Loans, net	2,305,706	2,236,466	2,255,562	2,414,280	2,372,506

Premises and equipment, net	77,291	78,513	79,408	81,379	83,348
Accrued interest receivable	8,146	7,819	9,071	10,588	11,199
Other real estate owned and repossessed assets	188	—	140	—	133
Goodwill	77,681	77,681	77,681	77,681	77,681
Core deposit intangible	4,751	5,485	6,240	6,995	7,818
SBA servicing asset	2,244	2,311	2,567	2,821	2,953
Deferred tax asset, net	1,172	1,893	1,962	2,213	1,085
Bank-owned life insurance	36,644	36,345	31,161	16,057	15,969
Federal Home Loan Bank and other bank stock, at cost	3,741	5,740	5,734	5,727	5,718
Right of use assets	4,539	5,085	5,569	6,058	—
Other assets	10,262	10,246	8,241	9,338	5,425

Total assets	$3,266,038	$3,154,252	$3,084,755	$3,170,212	$3,084,759

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$803,546	$767,445	$772,032	$800,233	$727,543
Interest-bearing	1,415,000	1,318,432	1,192,067	1,149,781	1,092,934

Total transaction accounts	2,218,546	2,085,877	1,964,099	1,950,014	1,820,477
Time deposits	563,845	584,699	608,073	647,536	638,658

Total deposits	2,782,391	2,670,576	2,572,172	2,597,550	2,459,135
Accrued interest payable	781	776	860	1,160	1,303
Short-term borrowings	—	—	—	—	10,000
Long-term borrowings	74,937	79,260	119,052	191,687	242,020
Operating lease liability	4,720	5,228	5,730	6,231	—
Other liabilities	9,393	10,563	9,173	7,827	11,522

Total liabilities	2,872,222	2,766,403	2,706,987	2,804,455	2,723,980

Stockholders’ Equity:
Common stock	303,227	302,392	301,202	300,591	298,850
Retained earnings	111,525	104,500	96,111	85,246	76,683
Accumulated other comprehensive income (loss)	(4,081)	(2,188)	(2,690)	(3,225)	1,005
Treasury stock	(16,855)	(16,855)	(16,855)	(16,855)	(15,759)

Total stockholders’ equity	393,816	387,849	377,768	365,757	360,779

Total liabilities and stockholders’ equity	$3,266,038	$3,154,252	$3,084,755	$3,170,212	$3,084,759

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$464,697	$458,873	$535,608	$699,896	$574,986
Real estate:
1-4 single family residential loans	362,155	364,896	356,503	348,908	364,139
Construction, land and development loans	400,952	364,513	345,420	344,557	415,488
Commercial real estate loans (including multifamily)	1,030,891	997,512	964,565	964,342	956,743
Consumer loans and leases	6,307	7,505	8,444	9,619	11,738
Municipal and other loans	57,099	59,435	61,549	63,272	65,438

Total loans held in portfolio	$2,322,101	$2,252,734	$2,272,089	$2,430,594	$2,388,532

(1)

Balance includes $53.5 million, $58.0 million, $64.9 million, $67.4 million, and $70.8 million, of the unguaranteed portion of SBA loans as of December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021, and December 31, 2020, respectively.

(2)

Balance includes $43.9 million, $106.2 million, $188.3 million, $366.5 million, and $276.1 million, of PPP loans as of December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021, and December 31, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

			(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$803,546	$767,445	$772,032	$800,233	$727,543
Interest-bearing demand deposits	650,588	564,790	529,512	485,863	472,075
Interest-bearing NOW accounts	13,008	10,668	10,763	9,904	10,288
Savings and money market accounts	751,404	742,974	651,791	654,014	610,571
Time deposits	563,845	584,699	608,074	647,536	638,658

Total deposits	$2,782,391	$2,670,576	$2,572,172	$2,597,550	$2,459,135

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	December 31, 2021			December 31, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$200,483	$85	0.17%	$144,349	$101	0.28%
Loans, including loans held for sale (2)	2,275,497	29,158	5.08%	2,394,431	32,682	5.42%
Investment securities and other	442,093	1,600	1.44%	177,816	914	2.04%

Total interest-earning assets	2,918,073	30,843	4.19%	2,716,596	33,697	4.92%

Noninterest-earning assets	289,984			274,170

Total assets	$3,208,057			$2,990,766

Interest-bearing liabilities:
Interest-bearing demand deposits	$605,317	$183	0.12%	$413,956	$156	0.15%
Interest-bearing NOW accounts	11,015	1	0.04%	9,510	2	0.08%
Savings and money market accounts	727,849	503	0.27%	580,216	648	0.44%
Time deposits	572,818	833	0.58%	657,726	1,920	1.16%
FHLB advances and other borrowings	77,484	849	4.35%	263,486	1,099	1.65%

Total interest-bearing liabilities	1,994,483	2,369	0.47%	1,924,894	3,825	0.79%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	809,179			702,250
Other liabilities	13,898			7,722
Stockholders’ equity	390,497			355,900

Total liabilities and stockholders’ equity	$3,208,057			$2,990,766

Net interest rate spread			3.72%			4.13%

Net interest income and margin		$28,474	3.87%		$29,872	4.36%

Net interest income and margin (tax equivalent)(3)		$28,588	3.89%		$30,384	4.44%

(1)	Average balances presented are derived from daily average balances.

(2)	Includes loans on nonaccrual status.

(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 31, 2021 and December 31, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate

	(Dollars in thousands)			(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	200,483	$85	0.17%	$124,175	$52	0.17%
Loans, including loans held for sale (2)	2,275,497	29,158	5.08%	2,257,297	28,940	5.09%
Investment securities and other	442,093	1,600	1.44%	463,467	1,766	1.51%

Total interest-earning assets	2,918,073	30,843	4.19%	2,844,939	30,758	4.29%

Noninterest-earning assets	289,984			270,259

Total assets	$3,208,057			$3,115,198

Interest-bearing liabilities:
Interest-bearing demand deposits	$605,317	$183	0.12%	$546,530	$166	0.12%
Interest-bearing NOW accounts	11,015	1	0.04%	10,869	1	0.05%
Savings and money market accounts	727,849	503	0.27%	715,338	612	0.34%
Time deposits	572,818	833	0.58%	596,378	1,019	0.68%
FHLB advances and other borrowings	77,484	849	4.35%	89,012	858	3.82%

Total interest-bearing liabilities	1,994,483	2,369	0.47%	1,958,127	2,656	0.54%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	809,179			757,683
Other liabilities	13,898			16,809
Stockholders’ equity	390,497			382,579

Total liabilities and stockholders’ equity	$3,208,057			$3,115,198

Net interest rate spread			3.72%			3.75%

Net interest income and margin		$28,474	3.87%		$28,102	3.92%

Net interest income and margin (tax equivalent)(3)		$28,588	3.89%		$28,655	4.00%

(1)	Average balances presented are derived from daily average balances.

(2)	Includes loans on nonaccrual status.

(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 31, 2021 and September 30, 2021, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands, except per share data)
Basic and diluted earnings per share—GAAP basis:
Net income available to common stockholders	$9,100	$10,456	$12,410	$10,086	$12,455

Weighted average number of common shares - basic	17,262,221	17,200,611	17,152,217	17,103,981	17,168,091
Weighted average number of common shares - diluted	17,781,812	17,651,298	17,627,958	17,518,029	17,336,484
Basic earnings per common share	$0.53	$0.61	$0.72	$0.59	$0.73

Diluted earnings per common share	$0.51	$0.59	$0.70	$0.58	$0.72

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$9,100	$10,456	$12,410	$10,086	$12,455
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	—	—	—	(5)	—
Noninterest expense
Merger related expenses	800	—	—	—	24
Taxes:
NOL Carryback	—	—	—	—
Tax effect of adjustments	(118)	—	—	1	(5)

Adjusted net income	$9,782	$10,456	$12,410	$10,082	$12,474

Weighted average number of common shares - basic	17,262,221	17,200,611	17,152,217	17,103,981	17,168,091
Weighted average number of common shares - diluted	17,781,812	17,651,298	17,627,958	17,518,029	17,336,484
Basic earnings per common share - Non-GAAP basis	$0.57	$0.61	$0.72	$0.59	$0.73

Diluted earnings per common share - Non-GAAP basis	$0.55	$0.59	$0.70	$0.58	$0.72

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$28,474	$28,102	$29,701	$27,839	$29,872
Average interst-earning assets	2,918,073	2,844,939	2,932,323	2,867,099	2,716,596
Net interest margin	3.87%	3.92%	4.06%	3.94%	4.36%
Net interest margin - Non-GAAP basis:
Net interest income	$28,474	$28,102	$29,701	$27,839	$29,872
Plus:
Impact of fully taxable equivalent adjustment	114	553	561	329	512

Net interest income on a fully taxable equivalent basis	$28,588	$28,655	$30,262	$28,168	$30,384

Average interst-earning assets	2,918,073	2,844,939	2,932,323	2,867,099	2,716,596
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	3.89%	4.00%	4.14%	3.98%	4.44%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands, except per share data)
Total stockholders’ equity	$393,816	$387,849	$377,768	$365,757	$360,779

Less:
Goodwill and other intangible assets	82,432	83,166	83,921	84,676	85,499

Tangible stockholders’ equity	$311,384	$304,683	$293,847	$281,081	$275,280

Shares outstanding	17,282,047	17,242,487	17,164,103	17,136,553	17,081,831
Book value per share	$22.79	$22.49	$22.01	$21.34	$21.12
Less:
Goodwill and other intangible assets per share	$4.77	$4.82	$4.89	$4.94	$5.01

Tangible book value per share	$18.02	$17.67	$17.12	$16.40	$16.11

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020

	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$393,816	$387,849	$377,768	$365,757	$360,779
Total assets (denominator)	3,266,038	3,154,252	3,084,755	3,170,212	3,084,759
Total stockholders’ equity to total assets	12.06%	12.30%	12.25%	11.54%	11.70%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$393,816	$387,849	$377,768	$365,757	$360,779
Less:
Goodwill and other intangible assets	82,432	83,166	83,921	84,676	85,499

Total tangible common equity (numerator)	$311,384	$304,683	$293,847	$281,081	$275,280

Tangible assets:
Total assets	3,266,038	3,154,252	3,084,755	3,170,212	3,084,759
Less:
Goodwill and other intangible assets	82,432	83,166	83,921	84,676	85,499

Total tangible assets (denominator)	$3,183,606	$3,071,086	$3,000,834	$3,085,536	$2,999,260

Tangible equity to tangible assets	9.78%	9.92%	9.79%	9.11%	9.18%